DSI REALTY INCOME FUND VII
                     (A California Real Estate Limited Partnership)


BALANCE SHEETS(UNAUDITED)
SEPTEMBER 30, 1998 AND DECEMBER 31, 1997

                                        September 30,     December 31,
                                            1998             1997
ASSETS

CASH AND CASH EQUIVALENTS                $  638,498       $  500,294
PROPERTY                                  2,799,431        3,181,412
OTHER ASSETS                                 62,752           37,660

TOTAL                                    $3,500,681       $3,719,366

LIABILITIES AND PARTNERS' EQUITY

LIABILITIES                              $  579,173       $  544,144

PARTNERS' EQUITY:
     General Partners                       (78,551)         (76,015)
     Limited Partners                     3,000,059        3,251,237

  Total partners' equity                  2,921,508        3,175,222

TOTAL                                    $3,500,681       $3,719,366

See accompanying notes to financial statements (unaudited).

STATEMENTS OF INCOME (UNAUDITED)
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997


                                        September 30,     September 30,
                                            1998              1997

REVENUES:

Rental Income                            $  554,104        $  498,008
Interest                                      3,742             2,515
     Total revenues                         557,846           500,523

EXPENSES:

Operating Expenses                          350,881           312,840
General and administrative                   37,586            36,876
     Total expenses                         388,467           349,716

NET INCOME                               $  169,379        $  150,807

AGGREGATE NET INCOME ALLOCATED TO:
    Limited partners                     $  167,685        $  149,299
    General partners                          1,694             1,508

TOTAL                                    $  169,379        $  150,807

NET INCOME PER LIMITED
   PARTNERSHIP UNIT                      $     6.99        $     6.22

LIMITED PARTNERSHIP UNITS
   USED IN PER UNIT CALCULATION              24,000            24,000

See accompanying notes to financial statements (unaudited).

STATEMENTS OF INCOME (UNAUDITED)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997

                                September 30,   September 30,
                                    1998           1997


REVENUES:
Rental Income                   $1,607,726       $1,455,385
Interest                            10,067            7,428
Total Revenues                   1,617,793        1,462,813

EXPENSES:
Operating Expenses                 989,595          968,702
General and administrative         154,640          141,202
Total expenses                   1,144,235        1,109,904

NET INCOME                        $473,558         $352,909

AGGREGATE NET INCOME ALLOCATED TO:
Limited partners                   468,822          349,380
General partners                     4,736            3,529
TOTAL                              473,558          352,909

NET INCOME PER LIMITED
  PARTNERSHIP UNIT                  $19.53           $14.56

LIMITED PARTNERSHIP UNITS
 USED IN PER UNIT CALCULATION       24,000           24,000

See accompanying notes to financial statements (unaudited).


STATEMENTS OF CHANGES IN PARTNERS' EQUITY (UNAUDITED)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997

                                      GENERAL        LIMITED
                                      PARTNERS       PARTNERS       TOTAL

EQUITY AT JANUARY 1, 1997           ($  71,568)     $3,691,570   $3,620,002

NET INCOME                               3,529         349,380      352,909
DISTRIBUTIONS                           (7,272)       (720,000)    (727,272)

EQUITY AT SEPTEMBER 30, 1997          ($75,311)     $3,320,950   $3,245,639

EQUITY AT JANUARY 1, 1998             ($76,015)     $3,251,237   $3,175,222

NET INCOME                               4,736         468,822      473,558
DISTRIBUTIONS                           (7,272)       (720,000)    (727,272)

EQUITY AT SEPTEMBER 30, 1998          ($78,551)     $3,000,059   $2,921,508


See accompanying notes to financial statements(unaudited).


STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997

                                      September 30,     September 30,
                                          1998              1997

CASH FLOWS FROM OPERATING ACTIVITIES:

Net income                             $ 473,558          $ 352,909

Adjustments to reconcile net
   income to net cash provided
   by operating activities:

    Depreciation                         381,981            381,981

    Changes in assets and
   	liabilities:

     Increase in other assets            (25,092)           (20,666)
     Increase in liabilities:             35,029             13,029

Net cash provided by
   operating activities                  865,476            727,853

CASH FLOWS FROM FINANCING ACTIVITIES -

     Distributions to partners          (727,272)          (727,272)

NET INCREASE IN CASH AND
   CASH EQUIVALENTS                      138,204                581

CASH AND CASH EQUIVALENTS:

     At beginning of period              500,294             481,301
     At end of period                  $ 638,498           $ 481,882


See accompanying notes to financial statements(unaudited).


DSI REALTY INCOME FUND VII
(A California Real Estate Limited Partnership)

NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

1.   GENERAL

DSI Realty Income Fund VII (the "Partnership"), has two general partners (DSI Properties, Inc., and Diversified Investors Agency) and limited partners owning 24,000 limited partnership units. The Partnership was formed under the California Uniform Limited Partnership Act for the primary purpose of acquiring and operating real estate.

The accompanying financial information as of September 30, 1998, and for the periods ended September 30, 1998, and 1997 is unaudited. Such financial information includes all adjustments which are considered necessary by the Partnership's management for a fair presentation of the results for the periods indicated.

2.   PROPERTY

Properties owned by the Partnership are all mini-storage facilities. Depreciation is calculated using the straight line method over the estimated useful life of 15 years. The total cost of property and accumulated depreciation at September 30, 1998, is as follows:


        Land                                 $  2,089,800
        Buildings and equipment                 7,662,434
        Equipment                                  55,058
        Total                                   9,807,292
        Less: Accumulated Depreciation        ( 7,007,861)
        Property - Net                       $  2,799,431


3.   NET INCOME PER LIMITED PARTNERSHIP UNIT

Net income per limited partnership unit is calculated by dividing the net income allocated to the limited partners by the number of limited partnership units outstanding during the period.